Exhibit 99.2

August 10, 2016

Board of Directors

Technip S.A.

89, Avenue de la Grande Armée

75116 Paris

France

Re:	Initially Filed Registration Statement on Form S-4 of TechnipFMC Limited, filed on
August 10, 2016 (the “Registration Statement”)

Ladies and Gentlemen,

Reference is made to our opinion letter delivered to the board of directors of Technip S.A. (the “Company”) and dated May 18, 2016 (the “Opinion Letter”), with respect to the fairness from a financial point of view, to the holders of Technip shares (other than the Technip shares that are held in the treasury of Technip or owned by Technip or any direct or indirect wholly owned subsidiary of Technip) of the Technip Exchange Ratio (as referred to therein), taking into account the FMCTI Merger (as defined therein).

The Opinion Letter was provided for the information and assistance of the board of directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip”, “Risk Factors — Risk Factors Relating to the Mergers”, “The Mergers — Background of the Mergers”, “The Mergers — Technip Reasons for the Mergers”, “The Mergers — Technip Unaudited Prospective Financial Information” and “The Mergers — Opinions of Rothschild and Goldman Sachs as Financial Advisors to Technip” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Rothschild & Cie

(ROTHSCHILD & CIE)